Exhibit 99.1

Digi International Reports Fourth Fiscal Quarter and Full Fiscal 2025 Results
Record Quarterly Revenue of $114M, Record End of Quarter ARR of $152M
Full Year Cash Flow From Operations of $108M
(Minneapolis, MN, November 12, 2025) - Digi International Inc. ("Digi" or the "Company") (Nasdaq: DGII), a leading global provider of business and mission-critical Internet of Things ("IoT") products, services and solutions, today announced its financial results for its fourth fiscal quarter ended September 30, 2025.

Fourth Fiscal Quarter 2025 Results Compared to Fourth Fiscal Quarter 2024 Results1

•Revenue was $114 million, an increase of 9%.

•Gross profit margin was 63.9%, an increase of 280 basis points.

•Operating margin was 12.5%, a decrease of 170 basis points.

•Net income was $10 million, a decrease of 16%.

•Net income per diluted share was $0.26, a decrease of 19%.

•Adjusted net income was $21 million, an increase of 10%.

•Adjusted net income per diluted share was $0.56, an increase of 8%.

•Adjusted EBITDA was $29 million, an increase of 11%.

•Annualized Recurring Revenue (ARR) was $152 million at quarter end, an increase of 31%.

Full Year Fiscal 2025 Results Compared to Full Year Fiscal 2024 Results1

•Revenue was $430 million, an increase of 1%.

•Gross profit margin was 62.9%, an increase of 400 basis points.

•Operating margin was 13.1%, an increase of 180 basis points.

•Net income was $41 million, an increase of 81%.

•Net income per diluted share was $1.08, an increase of 77%.

•Adjusted net income was $79 million, an increase of 8%.

•Adjusted net income per diluted share was $2.10, an increase of 6%.

•Adjusted EBITDA was $108 million, an increase of 11%.

(1) Fiscal 2025 results include the results of Jolt following the August 18 acquisition date.

Reconciliations of non-GAAP financial measures to their closest GAAP analogues appear at the end of this release.

“Digi’s fiscal 2025 results demonstrated our customer commitment by delivering reliable and secure value-added IoT solutions in the midst of material market challenges and rapid geopolitical changes,” stated Ron Konezny, President and CEO. “I am so proud of our team at Digi. Our relentless innovation and solution focus drove ARR growth, which now represents approximately 35% of total revenue. In August, we closed the acquisition of Jolt Software in our IoT Solutions Segment, and the integration of Jolt Software with SmartSense is generating favorable market acceptance. As we celebrate Digi’s 40th anniversary and look to fiscal 2026, we expect Digi’s enduring culture of resilience and adaptability will prove invaluable.”

Digi International Reports Fourth Fiscal Quarter and Full Year 2025 Results
Additional Financial Highlights

•In the fourth quarter we completed our acquisition of Jolt Software Inc. for $145.7 million, net of cash assumed.

•We made payments against our revolving credit facility of $31 million in the fourth quarter, bringing our fiscal 2025 payments to $114.3 million. Combined with our draw of $150 million for use in the Jolt acquisition, we ended the year with outstanding debt of $159.2 million and a cash and cash equivalents balance of $21.9 million resulting in a debt net of cash and cash equivalents of $137.3 million.

•Cash flow from operations was $28 million in the fourth quarter of fiscal 2025, compared to $26 million in the fourth quarter of fiscal 2024. This change was driven primarily by year over year changes in deferred income tax benefit.

•Inventory ended the quarter at $39 million, compared to $53 million at September 30, 2024. This reflects continued efforts to manage inventory levels.
Segment Results
IoT Product & Services
The segment's fourth fiscal quarter 2025 revenue of $82 million increased 4% compared to the same period in the prior fiscal year. This consisted of $1.9 million in recurring revenue growth and a $1.3 million increase in one-time sales, with no material impact from pricing changes. ARR as of the end of the fourth fiscal quarter was $32 million, an increase of 33% from the prior fiscal year. This increase was due to growth in the subscription base across remote management platforms and extended warranty offerings, as attach rates increased. Operating margin increased 30 basis points to 15.2% of revenue for the fourth fiscal quarter of 2025, driven by a favorable margin mix among product sales.

IoT Products & Services fiscal 2025 revenue of $318 million decreased 2% for fiscal 2025, as compared to fiscal 2024. The decrease consisted of a $11.5 million decline in one-time sales, with no material impact from pricing. This was driven by lower demand for some products, as some customers are reducing inventory stockpiled from when supply chains were stressed. This decrease partially was offset by increased demand for some products from new project-based customer initiatives, including among others, significant demand from data center build outs. The decrease also was partially offset by $4.9 million of recurring revenue growth. IoT Products & Services operating margin increased 50 basis points to 14.8% for fiscal 2025 as compared to the prior fiscal year. This increase was driven by a favorable margin mix among product sales partially offset by an increase in inventory related adjustments.
IoT Solutions
The segment's fourth fiscal quarter 2025 revenue of $32 million increased 23%, as compared to the same period in the prior fiscal year. This increase included a $5.0 million increase in recurring revenue, driven by growth in both SmartSense® and Ventus and the addition of Jolt. This increase also included a $1.0 million increase in one-time sales. ARR as of the end of the fourth fiscal quarter was $120 million, an increase of 30% from the prior fiscal year, driven primarily by the acquisition of Jolt, as well as growth in both SmartSense and Ventus. Operating margins decreased 640 basis points to 5.6% in the fourth fiscal quarter of 2025 compared to the prior fiscal year. This decrease was the result of increased depreciation of capitalized subscriber assets driven by customer deployments and increased inventory-related expenses.

IoT Solutions fiscal 2025 revenue of $112 million increased 13% for fiscal 2025, as compared to fiscal 2024. The increase consisted of a $11.2 million increase in recurring revenue, driven by growth in both SmartSense and Ventus and the addition of Jolt. There was also a $1.5 million increase in one-time sales driven by growth in both SmartSense and Ventus and the addition of Jolt. The IoT Solutions operating margin increased 670 basis points to 8.3% for fiscal 2025 as compared to the prior fiscal year. This increase was the result of favorable margin mix and a decrease in litigation reserves partially offset by increases in other operating expenses.
Capital Allocation Strategy
We intend to continue to deleverage the Company's balance sheet.
Acquisitions remain a top capital priority for Digi. We will be disciplined in our approach and act when we believe an opportunity is appropriate to execute in the context of prevailing market conditions. We intend to focus more on scale and ARR.

Digi International Reports Fourth Fiscal Quarter and Full Year 2025 Results
First Fiscal Quarter & Full Year Fiscal 2026 Guidance
As software applications and uses of AI continue to expand, providing our customers with hardware enabled software solutions that enable them to meet their critical priorities is our highest aim. These solutions that deliver ARR, our highest priority, create value beyond the device for our customers. The Industrial Internet of Things market is growing and evolving, providing confidence that we will grow ARR and Adjusted EBITDA to $200 million within the next three years. Potential acquisitions are focused on these metrics and could help Digi reach these milestones even earlier.
Longer term demand for Digi offerings remains strong, as the days of 'set it and forget it' are in the past. More than ever, customers are looking for connectivity and software solutions as key enablers to their objectives. Our outlook for fiscal 2026 projects our ARR to grow approximately 10%, our revenue projects to grow 10-15% with our Adjusted EBITDA growing even faster at 15-20%.
For the first fiscal quarter, revenues are estimated to be $114 million to $118 million. Adjusted EBITDA is estimated to be between $28.5 million and $30.0 million. Adjusted net income per diluted share is anticipated to be between $0.53 and $0.57 per diluted share, assuming a weighted average diluted share count of 38.4 million shares.
We provide guidance or longer-term targets for Adjusted net income per share as well as Adjusted EBITDA targets on a non-GAAP basis. We do not reconcile these items to their most comparable U.S. GAAP measure as it is not possible to predict without unreasonable efforts numerous items that include but are not limited to the impact of foreign exchange translation, restructuring, interest and certain tax-related events. Given the uncertainty, any of these items could have a significant impact on U.S. GAAP results.
Fourth Fiscal Quarter 2025 Conference Call Details
As announced on October 15, 2025, Digi will discuss its fourth fiscal quarter results on a conference call on Wednesday, November 12, 2025 at approximately 5:00 p.m. ET (4:00 p.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Jamie Loch, Chief Financial Officer.
Participants may register for the conference call at: https://registrations.events/direct/NTM3031637. Once registration is completed, participants will be provided a dial in number and passcode to access the call. All participants are asked to dial-in 15 minutes prior to the start time.
Participants may access a live webcast of the conference call through the investor relations section of Digi’s website, https://digi.gcs-web.com/ or the hosting website at: https://edge.media-server.com/mmc/p/8vguuunk/.
A replay will be available within approximately two hours after the completion of the call for approximately one year. You may access the replay via webcast through the investor relations section of Digi’s website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International Inc. (Nasdaq: DGII) is a leading global provider of IoT connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things and growing. For more information, visit Digi's website at www.digi.com.

Digi International Reports Fourth Fiscal Quarter and Full Year 2025 Results
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "assume," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "potential," "project," "should," or "will" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which Digi operates, projections of future performance, including but not limited to expectations regarding the Company’s profitability and net cash position, inventory levels, supply chain normalization, perceived marketplace opportunities, debt repayments, attributions of potential acquisitions and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to our ability to realize synergies and operating benefits from acquisitions, like our recent acquisition of Jolt completed in August 2025, ongoing and varying inflationary and deflationary pressures around the world and the monetary and trade policies of governments globally as well as present and ongoing concerns about a potential recession, the potential for longer than expected sales cycles, the ability of companies like us to operate a global business in such conditions as well as negative effects on product demand and the financial solvency of customers and suppliers in such conditions, risks related to ongoing supply chain challenges that continue to impact businesses globally, regulatory risks that include, but are not limited to, the potential expansion of tariffs and potential changes to regulations impacting the functionality or compliance of our products, risks related to cybersecurity, data breaches and data privacy, risks arising from military conflicts such as those in Ukraine and the Middle East, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to integrate and realize the expected benefits of acquisitions, our ability to defend or settle satisfactorily any litigation, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring, reorganizations or other similar business initiatives that may impact our ability to retain important employees or otherwise impact our operations in unintended and adverse ways, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, those set forth in Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended September 30, 2024, subsequent filings on Form 10-Q and other filings, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Reports Fourth Fiscal Quarter and Full Year 2025 Results
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and Adjusted EBITDA (defined below), each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by Digi. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. We believe these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income and adjusted net income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits, restructuring charges and reversals, intangible amortization, stock-based compensation, other non-operating income/expense, changes in fair value of contingent consideration, acquisition-related expenses and interest expense related to acquisitions permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of these matters, which while important, are not central to the core operations of our business. Management believes that "Adjusted EBITDA", defined as EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and reversals, and changes in fair value of contingent consideration, is useful to investors to evaluate our core operating results and financial performance because it excludes items that are significant non-cash or non-recurring items reflected in the Condensed Consolidated Statements of Operations. We believe that presenting Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance year over year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.

Digi International Reports Fourth Fiscal Quarter and Full Year 2025 Results

Investor Contact:

Rob Bennett
Investor Relations
Digi International
952-912-3524
Email: rob.bennett@digi.com

Digi International Reports Fourth Fiscal Quarter and Full Year 2025 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Year ended September 30,
	2025	2024	2025	2024
Revenue	$114,338	$105,052	$430,221	$424,046
Cost of sales	41,260	40,822	159,544	174,140
Gross profit	73,078	64,230	270,677	249,906
Operating expenses:
Sales and marketing	25,017	21,590	91,834	83,278
Research and development	17,080	15,480	63,659	60,289
General and administrative	16,700	12,263	58,894	58,250
Operating expenses	58,797	49,333	214,387	201,817
Operating income	14,281	14,897	56,290	48,089
Other expense, net	(1,768)	(2,845)	(6,373)	(25,231)
Income before income taxes	12,513	12,052	49,917	22,858
Income tax provision (benefit)	2,532	189	9,113	353
Net income	$9,981	$11,863	$40,804	$22,505

Net income per common share:
Basic	$0.27	$0.33	$1.10	$0.62
Diluted	$0.26	$0.32	$1.08	$0.61
Weighted average common shares:
Basic	37,128	36,463	36,959	36,316
Diluted	37,959	37,134	37,739	36,984

Digi International Reports Fourth Fiscal Quarter and Full Year 2025 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2025	September 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$21,902	$27,510
Accounts receivable, net	63,453	69,640
Inventories	38,911	53,357
Income taxes receivable	1,875	173
Prepaid expenses and other current assets	4,558	3,767
Total current assets	130,699	154,447
Non-current assets	791,947	660,628
Total assets	$922,646	$815,075
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	35,871	23,759
Other current liabilities	71,939	65,578
Total current liabilities	107,810	89,337
Long-term debt	159,152	123,185
Other non-current liabilities	19,607	21,518
Non-current liabilities	178,759	144,703
Total liabilities	286,569	234,040
Total stockholders’ equity	636,077	581,035
Total liabilities and stockholders’ equity	$922,646	$815,075

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year ended September 30,
	2025	2024
Net cash provided by operating activities	$107,959	$83,092
Net cash (used in) provided by investing activities	(148,332)	3
Net cash provided by (used in) financing activities	34,624	(89,048)
Effect of exchange rate changes on cash and cash equivalents	141	1,770
Net decrease in cash and cash equivalents	(5,608)	(4,183)
Cash and cash equivalents, beginning of period	27,510	31,693
Cash and cash equivalents, end of period	$21,902	$27,510

Digi International Reports Fourth Fiscal Quarter and Full Year 2025 Results
Non-GAAP Financial Measures
TABLE 1
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three months ended September 30,				Year ended September 30,
	2025		2024		2025		2024
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$114,338	100.0%	$105,052	100.0%	$430,221	100.0%	$424,046	100.0%

Net income	$9,981		$11,863		$40,804		$22,505
Interest expense, net	1,757		2,823		6,319		15,415
Debt issuance cost write-off	—		—		—		9,722
Income tax provision	2,532		189		9,113		353
Depreciation and amortization	9,013		8,648		33,976		33,064
Stock-based compensation expense	3,985		3,066		15,363		13,159
Litigation accrual	—		(553)		—		5,700
(Gain) loss on asset sale	—		—		(181)		(2,111)
Restructuring charge	314		284		774		430
Acquisition expense, net	1,654		(66)		2,251		(127)
Adjusted EBITDA	$29,236	25.6%	$26,254	25.0%	$108,419	25.2%	$98,110	23.1%
TABLE 2
Reconciliation of Net Income and Net Income per Diluted Share to
Adjusted Net Income and Adjusted Net Income per Diluted Share
(In thousands, except per share amounts)

	Three months ended September 30,				Year ended September 30,
	2025		2024		2025		2024
Net income and net income per diluted share	$9,981	$0.26	$11,863	$0.32	$40,804	$1.08	$22,505	$0.61
Amortization	5,900	0.16	6,113	0.16	22,141	0.59	24,552	0.66
Stock-based compensation expense	3,985	0.10	3,066	0.08	15,363	0.41	13,159	0.36
Other non-operating expense	11	—	22	—	54	—	94	—
Acquisition expense, net	1,654	0.04	(66)	—	2,251	0.06	(127)	—
Litigation accrual	—	—	(553)	(0.01)	—	—	5,700	0.15
(Gain) loss on asset sale	—	—	—	—	(181)	—	(2,111)	(0.06)
Restructuring charge	314	0.01	284	0.01	774	0.02	430	0.01
Interest expense, net	1,757	0.05	2,823	0.08	6,319	0.17	15,415	0.42
Debt issuance cost write-off	—	—	—	—	—	—	9,722	0.26
Tax effect from the above adjustments (1)	(1,753)	(0.05)	(4,619)	(0.13)	(8,160)	(0.23)	(17,005)	(0.45)
Discrete tax benefits (2)	(419)	(0.01)	533	0.01	(121)	—	1,212	0.03
Adjusted net income and adjusted net income per diluted share (3)	$21,430	$0.56	$19,466	$0.52	$79,244	$2.10	$73,546	$1.99
Diluted weighted average common shares		37,959		37,134		37,739		36,984
(1)The tax effect from the above adjustments assumes an estimated effective tax rate of 18.0% for fiscal 2025 and 2024 based on adjusted net income.
(2)For the three and twelve months ended September 30, 2025 and 2024 discrete tax benefits are a result of changes in excess tax benefits recognized on stock compensation.
(3)Adjusted net income per diluted share may not add due to the use of rounded numbers.